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                                                                     Exhibit 4.3

                         AMENDMENT TO RIGHTS AGREEMENT
                                    BETWEEN
                              BHC FINANCIAL, INC.
                                      AND
                   AMERICAN STOCK TRANSFER AND TRUST COMPANY
                            DATED NOVEMBER 12, 1996


The Rights Agreement entered into between BHC Financial, Inc. and American Stock Transfer and Trust Company and dated November 12, 1996 (the "Plan") is hereby amended by adding the following paragraph as a final paragraph to the Plan:

     Notwithstanding the foregoing, Fiserv, Inc. shall not be deemed to be an Acquiring Person and no Stock Acquisition Date or Distribution Date shall be deemed to have occurred and the Rights shall not be exercisable pursuant to Sections 7(a), 11(a)(ii), 13(a) or otherwise hereunder solely by reason of the execution and delivery of that certain Agreement and Plan of Merger among BHC Financial, Inc., Fiserv, Inc. and Fiserv Delaware Sub, Inc. dated as of March 2, 1997, as the same may be amended from time to time, and the consummation of the transactions contemplated thereby.



Dated:  March 2, 1997


BHC FINANCIAL, INC.


By:  /s/ William T. Spane, Jr.
     ------------------------------------
     William T. Spane, Jr.
     President and Chief Executive Officer


AMERICAN STOCK TRANSFER AND TRUST COMPANY


By:  /s/ H. J. Lemmer
     -----------------------------------
     Herbert J. Lemmer
     Vice President